EXHIBIT 10.15
INGALLS GUARANTY PERFORMANCE, INDEMNITY
AND TERMINATION AGREEMENT
     INGALLS GUARANTY PERFORMANCE, INDEMNITY AND TERMINATION AGREEMENT (this “Guaranty Performance Agreement”), dated as of [________], among Huntington Ingalls Industries, Inc., a Delaware corporation (“HII”) Northrop Grumman Shipbuilding, Inc., a Virginia corporation (“NGSB”), and Northrop Grumman Systems Corporation, a Delaware corporation (“NGSC”).
RECITALS
     A. Pursuant to the Separation and Distribution Agreement (the “Separation Agreement”), dated as of the date hereof, among Northrop Grumman Corporation (“NGC”), New P, Inc. (“New NGC”), HII and certain subsidiaries of NGC, the parties thereto have agreed, among other things, that New NGC will distribute all of the outstanding shares of common stock of HII to the holders of common stock of New NGC (the “Distribution”).
     B. Pursuant to the Guaranty Agreement (the “Guaranty Agreement”), dated as of May 1, 1999, by and between Litton Industries, Inc. and The Bank of New York Mellon (as successor to The First National Bank of Chicago), as trustee (the “Trustee”), which Guaranty Agreement was assumed by NGSC pursuant to the Assumption of Guaranty, dated as of January 1, 2003, NGSC has guaranteed the payment to the Trustee of the Economic Development Revenue Bonds (Ingalls Shipbuilding, Inc. Project) Taxable Series 1999A (the “Bonds”) issued by the Mississippi Business Finance Corporation (the “MBFC”) on behalf of NGSB (as successor to Northrop Grumman Ship Systems, Inc. (formerly named Ingalls Shipbuilding, Inc.)), under the Indenture of Trust, dated as of May 1, 1999 (the “Indenture”), between the MBFC and the Trustee, and certain payments under the related Loan Agreement, dated as of May 1, 1999 (the “Loan Agreement”, and together with the Guaranty Agreement, the Bonds and the Indenture, the “Debt Agreements”), between the MBFC and NGSB.
     C. As a condition to the Distribution under the Separation Agreement, HII, NGSB and NGSC must execute and deliver this Guaranty Performance Agreement.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
1.	Performance By HII on Behalf of NGSC.
          (a) HII shall comply, on behalf of NGSC, with all the provisions of the Guaranty Agreement with which NGSC is obligated to comply. HII shall have responsibility for the payment and performance of all outstanding indebtedness, obligations and liabilities of every type and description of the guarantor under the Guaranty Agreement whether now existing or hereafter arising under the Guaranty Agreement and shall pay and perform such outstanding indebtedness, obligations and liabilities in the time and manner required under the Guaranty

Agreement as the same fall due for payment and performance, notwithstanding that a request for payment and/or performance may be directed to NGSC.
          (b) If required in accordance with the terms of the Guaranty Agreement, HII shall make the full and prompt payment of (i) the principal of, and redemption premium, if any, on the Bonds when and as the same shall become due (whether at maturity, by acceleration, upon call for redemption or otherwise); (ii) the interest on the Bonds when and as the same shall become due; and (iii) all amounts due or to become due from NGSB under Section 4.2(a) of the Loan Agreement. In addition, if required in accordance with the terms of the Guaranty Agreement, HII shall make (i) the full and prompt payment of all amounts due or to become due from NGSB under Section 4.2(b) of the Loan Agreement; and (ii) the full and prompt payment of all amounts due or to become due from NGSB under Sections 4.2(c), 5.2 and 6.3 of the Loan Agreement.
          (c) HII shall remain responsible to comply with all the provisions of the Guaranty Agreement on behalf of NGSC, even if such provisions are amended, supplemented or otherwise modified after the date hereof.
     2. Indemnification. HII and NGSB shall, jointly and severally, indemnify NGSC and keep NGSC fully and effectively indemnified from and against and hold NGSC harmless from and against any and all past, present and future liabilities, losses, damages, penalties, judgments, actions, proceedings, claims, demands, costs, fees and expenses of any kind or nature whatsoever to which NGSC may become subject or that may be imposed on, incurred by, suffered by, made against or asserted against NGSC, in any manner relating to, arising out of or in connection with the Guaranty Agreement or Loan Agreement and/or any failure by HII to perform any of those obligations, including in respect of any failure on the part of NGSC to perform any of those obligations which by this Guaranty Performance Agreement are to be performed by HII, or any claim, litigation, investigation or proceeding relating thereto and to reimburse NGSC upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing.
3.	Waivers.
          (a) Each of HII and NGSB hereby waives, consistent with and to the extent waived in Debt Agreements, any and all defenses, legal or equitable, that it may have against any person to liability hereunder, including (i) the illegality, invalidity or unenforceability of the Guaranty Agreement and (ii) all defenses that at any time may be available to it by virtue of any valuation, stay, moratorium or other law now or hereafter in effect.
          (b) Each of HII and NGSB hereby waives any setoff or counterclaim related to its obligations under this Guaranty Performance Agreement that may at any time be available to it.
          (c) Each of HII and NGSB hereby waives presentment, demand for payment or performance, including diligence in making demands hereunder, notice of dishonor or nonperformance, protest and all other notices of any kind.

4.	Required Actions Upon a Change of Control.
          (a) Upon HII or NGSB becoming aware of the reasonable likelihood of the occurrence of a Change of Control, HII and NGSB promptly shall provide notice to NGSC describing in reasonable detail (i) the transaction that may constitute the Change of Control, (ii) which of the actions required by Section 4(b) of this Guaranty Performance Agreement that HII and NGSB has elected, and (iii) describing in reasonable detail the method and timing of events to accomplish such action.
          (b) On or prior to a Change of Control, HII and NGSB shall:
               (i) terminate the Guaranty Agreement in accordance with its terms (including by causing the entire principal of, redemption premium, if any and interest on the Bonds to be paid or provided for in accordance with the terms of the Indenture (which may be by deposit of moneys as contemplated in Article VII thereof));
               (ii) obtain the requisite consents to a full and unconditional release of NGSC under the Guaranty Agreement (which may be by way of an assignment) in accordance with the terms of the Debt Agreements (and such release shall have occurred); or
               (iii) at all times prior to a termination of the Guaranty Agreement or a full and unconditional release of NGSC under the Guaranty Agreement, provide credit support in the form of cash collateral or one or more standby letters of credit (and maintain such credit support, including by renewals or replacements of any letter of credit no later than 60 calendar days prior to the expiry of an existing letter of credit), the amount, terms and provider of which shall be reasonably satisfactory to NGSC, to support (including amounts that may be recoverable as preferential payments) the principal of and redemption premium, if any, on the Bonds when and as the same shall become due (whether at maturity, by acceleration, call for redemption or otherwise), the interest on the Bonds when and as the same shall become due, and all amounts due or to become due under Section 4.2(a), (b) and (c), Section 5.2 and Section 6.3 of the Loan Agreement.
     Each of the parties hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by HII or NGSB of the provisions of this Section 4(b) and HII and NGSB hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate.
          (c) For purposes of the foregoing, the following definitions are applicable:
               “Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of HII and its subsidiaries taken as a whole, or of NGSB and its subsidiaries taken as a whole, to any Person (as defined below) or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than HII, NGSB or one of its subsidiaries; (ii) the approval by the holders of HII’s or NGSB’s common stock of any plan or proposal for the liquidation or dissolution of HII or NGSB; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of HII or NGSB voting stock; or (iv) the first day on which a majority of the members of HII’s Board of Directors or NGSB’s Board of Directors are not Continuing Directors (as defined below).
               “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of HII or NGSB, as applicable, who (i) was a member of such Board of Directors on the date of the Distribution; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
               “Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.
     5. Annual Fee. So long as NGSC has any liability (contingent or otherwise) under the Guaranty, NGSB shall pay to NGSC, on May 1 and November 1 of each year, commencing on May 1, 2011, a fee in an amount equal to 1.0% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) of the aggregate principal amount of the Bonds outstanding on the fifteenth day of the calendar month immediately preceding such payment date; provided that no such fee shall be payable if credit support is being provided and maintained in accordance with Section 4(b)(iii) of this Guaranty Performance Agreement.
     6. Further Assurances. Each of HII and NGSB, at its own expense, shall perform promptly such acts as may be reasonably necessary or advisable, or that NGSC may reasonably request at any time, to carry out the intent of this Guaranty Performance Agreement, including to execute and deliver (or cause any third party to execute and deliver) any such additional agreements, documents and instruments to evidence HII’s and NGSB’s agreements to comply with the provisions of the Guaranty Agreement on NGSC’s behalf and to indemnify NGSC as set forth in Sections 1 and 2 of this Guaranty Performance Agreement and to evidence the termination of the Guaranty.
     7. Entire Agreement. This Guaranty Performance Agreement represents the entire agreement between the parties in relation to the subject matter of this Guaranty Performance Agreement and supersedes any previous agreement whether written or oral between the parties in relation to that subject matter.
     8. Severability. If any term or provision of this Guaranty Performance Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision, or part thereof, to the extent that it is illegal or unenforceable, shall be deemed not to form part of this Guaranty Performance Agreement but the enforceability of the remainder of this Guaranty Performance Agreement shall not be affected. Subject to the preceding sentence, should any term or provision of this Guaranty Performance Agreement be or become ineffective, in whole or in part, for reasons beyond the control of the parties, the parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the ineffective term or provision or part thereof.

     9. Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person, transmitted via facsimile (but only if followed by transmittal by recognized overnight courier or hand delivery), or sent by registered or certified mail, postage prepaid, or recognized overnight courier service addressed to the party concerned at the relevant address shown at the beginning of this Guaranty Performance Agreement (or such other address as may be notified from time to time in accordance with this Section by the relevant party to the other parties), and such notice or communication shall be deemed to have been given (a) as of the date so personally delivered or transmitted via facsimile, (b) on the third Business Day after the mailing thereof or (c) on the first Business Day after delivery by recognized overnight courier service. The term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
     10. Counterparts. This Guaranty Performance Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.
     11. Governing Law. THIS GUARANTY PERFORMANCE AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN CHOICE OF LAW RULES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).
     12. Interpretation.
          (a) In this Guaranty Performance Agreement, unless the context otherwise requires:
               (i) any reference to an agreement or other document is to that document as amended, supplemented or replaced from time to time; and
               (ii) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
          (b) In this Guaranty Performance Agreement the headings are for convenience only and shall not affect the interpretation or construction of this Guaranty Performance Agreement.
     13. Assignment. This Guaranty Performance Agreement shall be binding on each party hereto, and its successors and assigns; provided that this Guaranty Performance Agreement may not be assigned, in whole or in part, by operation of law or otherwise, by HII or NGSB without the prior written consent of NGSC, which consent shall not to be unreasonably withheld, and any such assignment without such prior written consent shall be null and void.
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     IN WITNESS WHEREOF, the parties have caused this Guaranty Performance Agreement to be executed and delivered by their respective officers or authorized signatories thereunto duly authorized as of the date first above written.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:
Name:
Title:

NORTHROP GRUMMAN SHIPBUILDING, INC.

By:
Name:
Title:

NORTHROP GRUMMAN SYSTEMS CORPORATION

By:
Name:
Title:
Signature Page to Ingalls Guaranty Performance, Indemnity and Termination Agreement